                                                                     EXHIBIT 4.1
(On J. J. Kenny Co., Inc. Letterhead)


April 20, 2001


Nuveen Investments
333 West Wacker Drive
Chicago, IL 60606


Re:  Nuveen Tax-Free Unit Trust, Series 1231


Gentlemen:


We have examined the registration statement File No. 333-58394 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. as evaluator.



In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.


You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

Frank A. Ciccotto